EXHIBIT 23


                              ACCOUNTANTS' CONSENT

The Board of Directors
United Natural Foods, Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947, 333-19949, 333-56652 and 333-71673 on Form S-8) of United
Natural Foods, Inc. of our reports dated September 4, 2002, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 31, 2002, and the related schedule, which reports appear in the July 31, 2002 annual report on Form 10-K of United Natural Foods, Inc.

/s/ KPMG LLP

KPMG LLP

Providence, Rhode Island
October 24, 2002